Exhibit 10.31

NONCOMPETE AND TRANSITION AGREEMENT

THIS NONCOMPETE AND TRANSITION AGREEMENT (“Agreement”) is between Richard H. Anderson (“Executive”) and United HealthCare Services, Inc. (“UNH”).

WHEREAS, Executive voluntarily resigned his employment with UNH effective September 15, 2007 (“Resignation Date”).

WHEREAS, UNH believes it is in the best interests of the Company to obtain non-compete and non-solicitation agreements from Executive for a duration that is longer than the noncompete agreement provided for in Executive’s employment agreement dated December 1, 2006.

NOW THEREFORE, the parties agree as follows:

1. Non-Compete. Executive agrees, for 36 months following his Resignation Date, not to engage or participate, directly or indirectly, for Executive or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity, in, or in any way render services or assistance to, any business that competes, directly or indirectly, with any UnitedHealth Group product or service that Executive participated in, engaged in, or had Confidential Information (as defined in Executive’s employment agreement) during Executive’s employment; provided, however, that this Section 1 will not prevent Executive from being employed by, or working as a consultant to, or serving on the board of, or being an owner or an investor in, a private equity firm. If, in the future, within the 36-month noncompetition period, Executive wishes to assume a role in the health care industry, Executive will consult in advance with UNH to determine whether UNH reasonably believes such a role violates this provision. Executive agrees that UNH is required to pay the compensation described in Section 3 only so long as Executive remains in compliance with his obligations under Sections 1 and 2.

2. Non-Solicitation. Executive agrees, for 36 months following his Resignation Date, Executive shall not (1) recruit or solicit any UnitedHealth Group employee or consultant or (2) directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, any person or entity who was a UnitedHealth Group provider or customer within 12 months of the Resignation Date and with whom Executive had contact to further UnitedHealth Group’s business or for whom Executive performed services or supervised the provision of services during Executive’s employment.

3. Confidential Information. Executive has received access to and provided with sensitive, confidential, proprietary and trade secret information (“Confidential Information”) during the course of Executive’s employment. Examples of Confidential Information include: inventions; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; customer lists and information; and supplier and vendor lists and information. Executive agrees not to disclose or use Confidential Information after Executive’s employment with UNH, except as UNH may consent in writing. This section 3 does not restrict use or disclosure of publicly available information or information: (i) that Executive obtained from a source other than UNH before becoming employed by UNH or (ii) that Executive received from a source outside UNH without an obligation of confidentiality.

4. Consideration. In consideration of Executive’s commitments under this Agreement, including the noncompetition and non-solicitation obligations under Sections 1, 2 and 3 of this Agreement, UNH will pay Executive a lump sum of $2,030,000. Because Executive is considered a “key employee” for purposes of Section 409A of the Internal Revenue Code, this payment will not be made until six months following the Resignation Date.

All amounts paid under this Section 4 will be paid to Executive less tax withholdings and deductions. The amounts paid to Executive under this Section 4 do not constitute severance compensation and therefore will not extend the vesting or exercise periods for Executive’s stock options and stock appreciation rights awards. Those awards are governed by their respective certificates and the applicable plan documents, and this Agreement does not supersede or modify in any manner those certificates and plan documents.

5. Non-Disparagement. Executive agrees not to criticize, make any negative comments or otherwise disparage UNH or those associated with it, whether orally, in writing or otherwise, directly or by implication, to any person or entity, including UNH customers and agents.

6. Release. In consideration for the payments and commitments UNH has made in this Agreement, Executive releases the following parties from all claims he may have, known or unknown, against them:

•	UNH;

•	UNH’s parent, subsidiary and affiliated companies;

•	UNH’s predecessors; and

•	All of the above companies’ agents, directors, officers, employees, representatives, shareholders, successors and assigns.

Executive’s release of claims includes all claims related to his employment with UNH or his resignation of employment. For example, Executive’s release includes claims based on:

•

Any federal statute, including: the False Claims Act (including any right to share in any recovery by the United States government); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1874; the Age Discrimination in Employment Act (ADEA); the Equal Pay Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; and the National Labor Relations Act;

•	Any state statute, including discrimination and whistleblower statutes;

•	Any ordinance;

•	Any express or implied contract, including the Employment Agreement dated December 1, 2006 between UNH and Executive;

•	Any tort, such as defamation, misrepresentation, infliction of emotional distress, or fraud;

•	Negligence; or

•	Any other legal theory.

Executive’s release also waives his right to begin or continue any complaint under UNH’s Internal Dispute Resolution (IDR) policy.

Executive’s release does not: (i) affect his right to obtain any vested and nonforfeitable balance in his accounts under any retirement plan; (ii) preclude him from exercising any conversion or continuation coverage rights he may have under UNH’s welfare benefit plans; or (iii) waive his right to file an administrative charge with or participate in an administrative proceeding conducted by any governmental agency concerning his employment, although Executive’s release does waive any right to receive any individual remedy, including monetary damages, in connection with any charge.

7. Cooperation and Assistance. Executive agrees that Executive will cooperate (i) with UNH and its affiliates in the defense of any legal claim involving any matter that arose during his employment with UNH, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning UNH or its affiliates. UNH will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation.

8. Stock Options, Restricted Stock Units, Stock Appreciation Rights. Nothing in this Agreement is intended to or does supersede or otherwise affect the terms of any agreement or certificate relating to an award of stock options, restricted stock units or stock appreciation rights. Executive’s rights and obligations under any such agreement or certificate, including but not limited to any Restrictive Covenants, remain in full force and effect according to their terms.

9. Indemnification. UNH will defend and indemnify Executive in accordance with Minnesota statute Section 302A.521 and any other applicable law. UNH agrees that this obligation includes payment of attorneys’ fees related to stock option-related investigations and litigation.

10. Judicial Modification and Severability. If any of this Agreement’s provisions is determined to be unenforceable, the parties agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the enforceability of the remaining provisions will not be affected by such modification or severance.

11. Governing Law. This Agreement is governed by Minnesota law without regard to its conflicts of laws provisions.

12. Entire Agreement. This Agreement and any other documents referenced in it are the entire agreement between the parties regarding Executive’s employment resignation. To the extent that there is any conflict between the terms of this Agreement and Executive’s employment agreement, the terms of this Agreement shall apply. This Agreement may only be changed by a written amendment signed by both parties.

October 7, 2007	/s/ Richard H. Anderson
Date	Richard H. Anderson

UNITED HEALTHCARE SERVICES, INC.

November 8, 2007	/s/ Thomas L. Strickland
Date	By:	Thomas L. Strickland
	Title:	Executive Vice President and Chief Legal Officer

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